EXHIBIT 2.1

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (the “Agreement”) is made as of June 23, 2005 by the following parties:

Zhao, Yan (the “A”), a citizen of the PR China with identity number 210203195412235044; and

Jia, Zhong Bo (the “B”), a citizen of the PR China with identity number 210203195411295037; and

Guan, Yun Ke (the “C”) a citizen of the PR China with identity number 210204471206071; and

Yang, Ji Wen (the “D”) a citizen of the PR China with identity number 210202540625691;

Hereinafter referred as “Sellers”;

Northport Capital, Inc., (after referred as the “Purchaser”), is a US company organized under the laws of the State of Colorado with its principal address at: 790 East Colorado Blvd., 9th Floor Pasadena, California 91101 USA. Collectively, the “Parties”; individually, a “Party”.

R E C I T A L S

          WHEREAS, DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPMENT CO. LTD. (the “Company”) is a company duly incorporated under the laws of People’s Republic of China (the “PRC”) with its principal address at: Unit 512, A Section, 1 Huo Ju Road, Qi Xian Ling Industrial Base, High-Tech Zone Dalian 116025, Liao Ning Province, PR China.

          WHEREAS, A owns 50% equity interest of the COMPANY, B owns 25% equity interest of the COMPANY, C owns 15% equity interest of the COMPANY, D owns 10% equity interest of the COMPANY;

          WHEREAS, the Sellers desire to transfer one hundred percent (100%) equity interests owned in COMPANY” (the “Equity Interest”), to the Purchaser; and the Purchaser desires to purchase from the Sellers the Equity Interest;

          THEREFORE, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF EQUITY SHARES

Section 1.1           Purchase and Sale

          The Purchaser will purchase from the Sellers, and the Sellers will sell to the Purchaser, free and clear of any and all liens, pledges, mortgages, security interests or other encumbrances, 100% of the equity shares held by the Sellers in COMPANY (the “Transferred Equity”), in consideration of the payment (the “Purchase Price”) in cash by the Purchaser in the amount of USD 150,000. After the transfer is completed, COMPANY will be converted into a Wholly Foreign Owned Enterprise (“WFOE) under the laws of the PR China.

Section 1.2           Payment of the Purchase Price

          Pursuant to the Chinese laws, within three months to one year after the approval of the business license of the WFOE by the Chinese government, the Purchaser shall pay USD 150,000 as the Purchase Price to the Sellers.

ARTICLE 2
PRE-CLOSING MATTERS

Section 2.1 Government Approval and Registration

          The transfer of the Transferred Equity under this Agreement shall be subject to the approval of Dalian Foreign Trade & Economic Cooperation Bureau. (the “Approving Authority”) and registered with Dalian Municipal Administration for Industry and Commerce (the “Registration Authority”).

          For the purposes in the above paragraph, as soon as after the signing of this Agreement, the Parties shall prepare, and procure COMPANY prepare, all the documents which may be required by the Approving Authority and submit these documents to the Approving Authority for approval. After obtaining the approval from the Approving Authority, the Parties shall procure COMPANY register the transfer of the Transferred Shares with the Registration Authority in accordance with relevant Chinese law and regulations.

ARTICLE 3
CLOSING

          For purposes of this Agreement, the term "Closing" means the time at which the transactions contemplated by this Agreement will be consummated. The Closing will occur on the date when the transfer of the Equity Interest under this Agreement is approved by the Approving Authority and registered with the Registration Authority. The Closing will take place at such place as shall be mutually agreed by the Parties.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant to the Purchaser as follows: Section 4.1 Legal, Valid and Binding Obligation.

The Sellers:

(1) possesses full power and authority to enter into this Agreement and to perform its obligations hereunder;

(2) has retained no broker or other similar agent in connection with the Transfer and no brokers’ fees are or will be due or payable on account of the transactions contemplated in this Agreement.

Section 4.2 Registered Capital.

          All the registered capital of the COMPANY due by the Sellers has been paid up in accordance with the articles of association of the COMPANY, as amended; and the Sellers has provided the Purchaser with true and complete copies of capital verification reports certifying to such effect issued by a certified accountant registered in the PRC and by the accounting firm employing such accountant. As of the date of this representation, the aggregate registered capital of COMPANY is as set forth in the approval certificate and the business license of the COMPANY and articles of association of the COMPANY, as amended.

Section 4.3 Sellers’ Interest.

          The Sellers has exclusive legal right and title to the Equity Interest, free from all Security Interest (as defined below), such as liens, charges and other encumbrances, and all claims of any creditor, whether or not such claims are derived from legally binding agreements to which the Sellers is a party or from legally enforceable court judgments or arbitration awards, and upon the Transfer, as contemplated herein, the Purchaser will have full right and title with respect to the Equity Interest, free from any Security Interest, such as liens, charges and other encumbrances, and any claims from any creditors. For purposes of this Agreement and with respect to the Equity Interest, “Security Interest” means any mortgage, deed of trust, pledge and any other right of arrangement with, any creditor to have its claim satisfied out of any such Equity Interest.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents warrants and agrees as follows:

Section 5.1 Legal, Valid and Binding Obligation.

The Purchaser:

          (1) is a duly organized and validly existing independent legal entity in the State of Nevada of USA and has the full power and right to conduct its business in accordance with its business license, articles of incorporation, articles of association or similar organizational documents;

          (2) possesses full power and authority to enter into this Agreement and to perform its obligations hereunder;

          (3) has fully authorized its representative whose signature and the relevant power of attorney are affixed hereto to sign this Agreement and to bind it thereby;

          (4) has retained no broker or other similar agent in connection with the Transfer and no brokers’ fees are or will be due or payable on account of the transactions contemplated in this Agreement.

Section 5.2 No Conflicts.

          The execution, delivery and performance of this Agreement and any related agreements by the Purchaser will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the constituent documents, (b) any law to which the Purchaser is subject, or (c) any contract to which the Purchaser is a party that is material to the financial condition, results of operations or conduct of the business of the Purchaser.

Section 5.3 Sufficient Funds.

          The Purchaser has sufficient funds to meet its respective payment obligations in accordance with the provisions of Sections 1.1 and 1.2 of this Agreement.

Section 5.4 Board Resolution.

          The shareholders’ meeting and the board of directors of the Purchaser has passed a resolution approving the acquisition of the Equity Interest in accordance with the terms and conditions of this Agreement.

ARTICLE 6
FORCE MAJEURE

Section 6.1 Event of Force Majeure

          "Force Majeure" shall mean all events, which were unforeseeable at the time this Agreement is signed, the occurrence and consequences of which cannot be avoided or overcome, and which arise after this Agreement is signed and prevent total or partial performance by any Party. Such events shall include earthquakes, typhoons, flood, fire, war, failures of international or domestic transportation, acts of government or public agencies, epidemics, civil disturbances, strikes and any other instances which cannot be foreseen, avoided or overcome.

Section 6.2 Suspension of Performance

          If an event of Force Majeure occurs, a Party's obligations under this Agreement affected by such an event shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without assuming the liability of breach of this Agreement.

Section 6.3 Notice of Force Majeure

          The Party claiming Force Majeure shall promptly inform the other Party in writing and shall furnish within 15 days thereafter sufficient evidence of the occurrence and duration of such Force Majeure.

Section 6.4 Resolution

          In the event of Force Majeure, both Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

ARTICLE 7
APPLICABLE LAW

Section 7.1 Applicable Law

          The formation, validity, interpretation, execution, amendment, and termination of and settlement of disputes under this Agreement shall be governed by the laws of the PRC, without regard to principles of conflicts of laws thereunder.

ARTICLE 8
CONSULTATION AND ARBITRATION

          Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly negotiation. Such negotiation shall begin immediately after one party has delivered to the other parties a written request for such consultation. If within thirty (30) days following the date on which such notice is given the Dispute cannot be resolved, the Dispute shall be submitted to arbitration upon the request of any party with notice to the other parties. Any Dispute submitted by the parties to arbitration shall be decided by the arbitrators strictly in accordance with the PRC substantive law and shall not apply any other substantive law.

          The arbitration shall be conducted in Beijing by the China International Economic and Trade Arbitration Commission in accordance with its arbitration rules then in effect. The arbitration proceedings shall be conducted in English. The arbitral award shall be final and binding upon the parties, and any party may apply to a court of competent jurisdiction for enforcement of such award.

          During the period when a Dispute is being resolved, except for the matter being disputed, the parties shall in all other respects continue their implementation of this Agreement.

ARTICLE 9
MISCELLANEOUS

Section 9.1 Non-Waiver

          Failure or delay on the part of any Party hereto to exercise a right under this Agreement hereto shall not operate as a waiver thereof; nor shall any single or partial exercise of a right preclude any other future exercise thereof.

Section 9.2 Amendments

          This Agreement is made for the benefit of both Parties and their respective lawful successors and assignees and is legally binding on them. Any amendment to this Agreement must be agreed to in a written instrument signed by both Parties.

Section 9.3 Severability

          The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement.

Section 9.4 Costs, Expenses and Taxes

          The Parties agree that each party shall bear its own costs, expenses and taxes incurred by or imposed on each Party in connection with the preparation, negotiation, execution and delivery of this Agreement shall be borne by the Parties respectively.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

A: Zhao, Yan

_______________________

B: Jia, Zhong Bo

_______________________

C: Guan, Yun Ke

_______________________

D: Yang, Ji Wen

_______________________

NORTHPORT CAPITAL, INC.

Authorized Representative:

Name:

Title:

DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPMENT CO LTD.

Authorized Representative:

Name:	Jia, Zhong Bo

Title:	President